Exhibit 5.1

Kenneth J. Rollins

+1 858 550 6136

krollins@cooley.com

February 4, 2021

Regulus Therapeutics Inc.

10628 Science Center Drive, Suite 225

San Diego, CA 92121

Ladies and Gentlemen:

We have represented Regulus Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 3,454,967 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 3,371,635 shares for issuance pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), and (ii) 83,332 shares for issuance pursuant to the Company’s 2012 Employee Stock Purchase Plan (together with the 2019 Plan, the “Plans).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Plans, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

February 4, 2021

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Kenneth J. Rollins
Kenneth J. Rollins

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com